Exhibit 99.1

March 28, 2025

Dear Stockholder:

Inland Real Estate Income Trust, Inc. (“we,” “Inland Income Trust” or the “Company”) recently filed its annual report on Form 10-K. Please read the report, which is posted on our website, which provides important information on items such as our financial condition and operating results as well as the board’s review of strategic alternatives.

Specifically, as announced in September 2024, our board commenced a review of strategic alternatives, including a potential sale of the Company. To support this process, the Company engaged a financial advisor and, through its financial advisor, commenced an outreach to entities viewed as potential purchasers seeking offers for the entire Company. As noted in the annual report on Form 10-K, there is no assurance that a sale, merger or other transaction creating a liquidity event will result from the process or the price or value that may be agreed upon in any such transaction. The board may further reevaluate other alternatives or decide to suspend or terminate its review of strategic alternatives. Further, our board may conclude that it is in our best interest to continue operating pursuant to our existing strategic plan.

The annual report explains that although we have historically published an estimate of our per share net asset value (“NAV”), we do not intend do so while we are reviewing or considering strategic alternatives. Because we are not publishing an estimated per share NAV, we understand that broker dealers may decline to report a value or ascribe little to no value (such as $0.01 per share) to the shares on account statements that are sent to stockholders. You should note that any account statement ascribing little or no value to the shares does not mean that the shares have little or no value and certainly does not indicate the per share value that may result from a sale, merger, or other transaction, should one occur. As we stated in the annual report on Form 10-K, if the strategic review does not result in a liquidity event or the board terminates its review of strategic alternatives, the board will consider evaluating net asset value and publishing an estimate. We want to express our appreciation for your patience and understanding during this time.

We are navigating a dynamic economic environment influenced by factors such as inflationary pressures and interest rate volatility, as well as the uncertain impact of tariffs, tax policy and other geopolitical events. While challenges persist and there is no assurance that our review of strategic alternatives will result in a liquidity event, we remain optimistic and committed to identifying what we believe will be the best path forward for the Company.

As described in the annual report on Form 10-K, our portfolio demonstrated strong performance throughout 2024, achieving a healthy occupancy rate of 93.4 percent as of December 31, 2024. Our net operating income and cash flow from operations grew on an overall basis in 2024 compared to 2023 and we experienced robust leasing activity across our 52 shopping centers. As of year-end, our primarily grocery-anchored portfolio consisting of approximately 7.2 million square feet was occupied by 824 tenants.

Reflective of our continued performance, we are also pleased to announce a first quarter 2025 distribution of $0.1356 per share to stockholders of record as of March 31, 2025. The Company expects to pay the distribution on or around April 7, 2025.

We appreciate your support and will keep you informed of any material developments regarding the Board’s strategic review. Should you have questions, please do not hesitate to contact your financial professional or our Investor Services team at 866-My-Inland (866-694-6526).

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mark Zalatoris

President and Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "potential”, “may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, competition with our tenants from internet businesses, the uncertainties of the ongoing review of strategic alternatives, including the sale of the Company, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K for the year ended December 31, 2024 filed on March 5, 2025 with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Trademarks

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

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